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                        1994 RESTAURANT DIVISION
                      REGIONAL DIRECTOR BONUS PLAN



Individuals Covered

Individuals included in this plan are Restaurant Division Regional Directors. An employee must be actively employed for the entire year and have not terminated nor been terminated from employment prior to payment of the bonus. Employees with less than a full year's service may be included based on their contribution to the Company at the discretion of the Executive Committee. Retirement between year-end and payment shall not preclude eligibility.

Calculation of Bonus

An annual bonus will be established based on the relation of final actual results for the year to Profit Plan for the individual's Region and the Restaurant Division. The bonus will consist of an amount that is a percentage of the individuals total annual salary defined as regular weekly salary earned during the fiscal year (52 or 53 weeks) excluding any other bonus or special payments. The percentage is determined as follows:


                      Threshold          Target             Maximum

% of Plan attained       90%       95%    100%      110%      120%

Bonus % based upon
 Division Plan
 attainment               9        14      20        29        34

Bonus % based upon
 Region Plan
 attainment               6        11      15        21        26
                         --        --      --        --        --
Total Bonus %            15%       25%     35%       50%       60%
                         ==        ==      ==        ==        ==

The bonus will be determined before any extraordinary or non-recurring gains or losses, Federal and state taxes, corporate interest expense and step-up depreciation. Percentage attainment of plan is to be rounded to the nearest whole number except that the 90% threshold must be reached without rounding. Bonus percentage is to be prorated between steps on the above table and then rounded to the nearest whole number. This plan may be changed, suspended or terminated by the Company at any time.